Exhibit 3.6

CERTIFICATE OF AMENDMENT

OF

THE BYLAWS

OF

CYBERSOURCE CORPORATION

The undersigned, Richard Scudellari, hereby certifies that:

1. He is the duly elected and acting Secretary of CyberSource Corporation, a Delaware corporation (the “Corporation”).

2. Article I, Section 1 of the Bylaws shall be amended to read in its entirety, as follows:

“Section 1. Registered Office. The address of the registered office of the corporation is Corporation Service Company, 2711 Centreville Road, Suite 400, in the City of Wilmington, County of New Castle, State of Delaware 19808. The location of the registered office may be changed from time to time to another location within the State of Delaware by resolution of the Board of Directors.”

3. Article II, Section 1 of the Bylaws shall be amended to read in its entirety, as follows:

“Section 1. Place of Meetings. Meetings of stockholders shall be held at any place within or outside the State of Delaware designated either by the Board of Directors or the president (if not contrary to any action taken by the Board of Directors). In the absence of any such designation, stockholders’ meetings shall be held at the principal executive office of the corporation in the City of Mountain View, State of California.”

4. Article III, Section 11 of the Bylaws shall be amended to read in its entirety as follows:

“Section 11. Action Without Meeting. Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the board or of such committee, as the case may be, shall individually or collectively consent thereto in writing or by electronic transmission to that action. Such action by written consent shall have the same force and effect as a unanimous vote of the Board of Directors. Such writing or writings or electronic transmission or transmissions shall be filed with the minutes of the proceedings of the board or committee. For purposes of these bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.”

5. The first sentence of Article V, Section 1 of the Bylaws shall be amended to read in its entirety as follows:

“Section 1. Officers. The officers of the corporation shall be a chief executive officer, a president, a secretary and a chief financial officer.

6. Article V, Section 3 of the Bylaws shall be amended to read in its entirety as follows:

“Section 3. Subordinate Officers. The Board of Directors may appoint, and may empower the chief executive officer to appoint, such other officers as the business of the corporation may require, each of whom shall hold office for such period, have such authority and perform such duties as are provided in the bylaws or as the Board of Directors (or the chief executive officer as empowered by the Board of Directors) may, from time to time, determine.

7. The second sentence of Article V, Section 6 of the Bylaws shall be amended to read in its entirety as follows:

“If there is no chief executive officer, the chairman of the board shall be the chief executive officer of the corporation and shall have the powers and duties prescribed in Section 4 of this Article V.”

8. Article V, Section 8 of the Bylaws shall be amended to read in its entirety as follows:

“Section 8. Vice Presidents. The vice presidents, in the order of their seniority, may assume and perform the duties of the president in the absence or disability of the president or whenever the office of the president is vacant. The vice presidents shall perform such other duties and have such other powers as the Board of Directors or the president may designate from time to time.”

IN WITNESS WHEREOF, the undersigned has set his hand hereto as of this 19th day of April 2006.

/s/ Richard Scudellari
Richard Scudellari
Secretary